AGREEMENT OF MERGER

                                     MERGING

                         MAIN PLACE HOLDINGS CORPORATION

                                      INTO

                            MAIN PLACE HOLDINGS, LLC



Pursuant to this Agreement of Merger, Main Place Holdings Corporation, a corporation organized and existing under the laws of Delaware, shall be merged with and into Main Place Holdings, LLC, a limited liability company organized and existing under the laws of Delaware (the "Merger").

The Merger shall be in accordance with the following terms and conditions:

FIRST: Upon the Merger becoming effective, Main Place Holdings Corporation shall be merged into Main Place Holdings, LLC, which shall continue to exist as a Delaware limited liability company.

SECOND: The Certificate of Formation of Main Place Holdings, LLC in effect at the time of the Merger shall continue in full force and effect as the Certificate of Formation of the surviving entity.

THIRD: Additional terms and conditions of the Merger are as follows:

     (a) The Limited Liability Company Agreement of Main Place Holdings, LLC in effect at the time of the Merger shall be and remain the Limited Liability Company Agreement of the surviving entity until the same shall be altered, amended or repealed as therein provided.

     (b) The officers of Main Place Holdings, LLC shall continue in office upon and after the time of the Merger.

     (c) The Merger shall become effective on such date and time as the officers of the surviving entity shall deem appropriate.

FOURTH: The manner of converting the outstanding shares of the capital stock of the constituent corporation is as follows:

     Each share of capital stock of the Main Place Holdings Corporation issued and outstanding at the effective time of the Merger shall be canceled and no consideration shall be issued or paid with respect thereto.


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FIFTH: This Agreement of Merger may be terminated and abandoned by action of the
Member of Main Place Holdings, LLC at any time prior to the effective date of the Agreement of Merger. To the extent permitted by applicable law, this Agreement of Merger may be amended by action of the Board of Directors of the merging corporation and the Member of the limited liability company at any time prior to the effective date of the certificate of merger issued by the State Corporation Commission of Delaware.


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Dated as of the 15th day of October, 1998




                                        MAIN PLACE HOLDINGS CORPORATION



                                        By: /s/  John E. Mack
                                            -------------------------------
                                                  John E. Mack
                                                  President



                                        MAIN PLACE HOLDINGS, LLC



                                        By: /s/  John E. Mack
                                            -------------------------------
                                                  John E. Mack
                                                  President